What if we could make RNA accessible to everyone? Exhibit 99.2

Disclaimer Caution Regarding Forward Looking Statements Certain statements included in this Investor Presentation (“Presentation”) that are not historical facts are forward-looking statements for purposes of US law. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “pipeline”, “predict,” “project,” “forecast,” “potential,” “seem,” “seek,” “strategy,” “future,” “outlook,” “opportunity,” “should,” “would,” “will be,” “will continue,” “will likely result” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding operating results, product field tests, clinical trials, future liquidity, the proposed transaction between Environmental Impact Acquisition Corporation ("ENVI") and GreenLight, including statements as to the expected timing, funding, completion and effects of the Proposed Business Combination or other steps or transactions associated with it and financial estimates, forecasts, and performance metrics and projections of market opportunity. These statements are based on various assumptions, whether or not identified in this Presentation, and on the current expectations of the respective management of GreenLight and Environmental Impact Acquisition Corporation ("ENVI") and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by an investor as, a guarantee, an assurance, a prediction, or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of GreenLight and Environmental Impact Acquisition Corporation ("ENVI") . These forward-looking statements are subject to a number of risks and uncertainties, including the extent of the impact of the COVID-19 pandemic, changes in domestic and foreign business, market, financial, political, and legal conditions; the inability of the parties to successfully or timely consummate the Proposed Business Combination, including the risk that any regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the Proposed Business Combination or that the approval of the stockholders of Environmental Impact Acquisition Corporation ("ENVI") or GreenLight is not obtained; failure to realize the anticipated benefits of the Proposed Business Combination; risks relating to the uncertainty of the projected financial information with respect to GreenLight; risks related to the development, trial and regulatory approval of GreenLight’s products; the effects of competition on GreenLight’s business; the amount of redemption requests made by Environmental Impact Acquisition Corporation’s ("ENVI") stockholders; and the ability of Environmental Impact Acquisition Corporation ("ENVI") or GreenLight to issue equity or equity-linked securities or obtain debt financing in connection with the Proposed Business Combination or in the future. There may be additional risks that neither Environmental Impact Acquisition Corporation ("ENVI") nor GreenLight presently know, or that Environmental Impact Acquisition Corporation ("ENVI") nor GreenLight currently believe are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Environmental Impact Acquisition Corporation’s ("ENVI") and GreenLight’s expectations, plans, or forecasts of future events and views as of the date of this Presentation. Environmental Impact Acquisition Corporation ("ENVI") and GreenLight anticipate that subsequent events and developments will cause Environmental Impact Acquisition Corporation’s ("ENVI") and GreenLight’s assessments to change. However, while Environmental Impact Acquisition Corporation ("ENVI") and GreenLight may elect to update these forward-looking statements at some point in the future, Environmental Impact Acquisition Corporation ("ENVI") and GreenLight specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Environmental Impact Acquisition Corporation’s ("ENVI") and GreenLight’s assessments of any date after the date of his Presentation. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Disclaimer Use of projections This Presentation contains projected financial information with respect to GreenLight. Such projected financial information constitutes forward-looking information and is for illustrative purposes only. Financial projections should not be relied upon as necessarily being indicative of future results. The assumptions and estimates underlying such financial forecast information are inherently uncertain and are subject to a wide variety of significant business, economic, competitive, and other risks and uncertainties. See “Forward-Looking Statements” above. Actual results may differ materially from the results contemplated by the financial forecast information contained in this Presentation, and the inclusion of such information in this Presentation should not be regarded as a representation by any person that the results reflected in such forecasts will be achieved. No representations or warranties No representations or warranties, express or implied are given in, or in respect of, this Presentation. To the fullest extent permitted by law in no circumstances will Environmental Impact Acquisition Corporation ("ENVI"), GreenLight or any of their respective subsidiaries, stockholders, affiliates, representatives, directors, officers, employees, advisers, or agents by responsible or liable for a direct, indirect, or consequential loss or loss of profit arising from the use of this Presentation its contents, its omissions, reliance on the information contained within it, or on opinions communicated in relation thereto or otherwise arising in connection therewith. Industry and market data used in this Presentation have been obtained from third-party industry publications and sources as well as from research reports prepared for other purposes. Neither Environmental Impact Acquisition Corporation ("ENVI") nor GreenLight has independently verified the data obtained from these sources and cannot assure you of the data’s accuracy or completeness. This data is subject to change. In addition, this Presentation does not purport to be all-inclusive or to contain all of the information that may be required to make a full analysis of GreenLight or the Proposed Business Combination. Viewers of this Presentation should each make their own evaluation of GreenLight and of the relevance and adequacy of the information and should make such other investigations as they deem necessary. No offer or solicitation This Presentation is for informational purposes only and is not an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful. This Presentation has been prepared to assist interested parties in making their own evaluation with respect to a potential business combination between GreenLight Biosciences, Inc. (“GreenLight”) and Environmental Impact Acquisition Corporation ("ENVI") and the related transactions (the “Proposed Business Combination”) and for no other purpose. Neither the Securities and Exchange Commission nor any securities commission of any other U.S. or non-U.S. jurisdiction has approved or disapproved of the Proposed Business Combination or determined that this Presentation is truthful or complete. Any representation to the contrary is a criminal offense.

Disclaimer Trademarks All trademarks, service marks, and trade names of Environmental Impact Acquisition Corporation ("ENVI") or GreenLight or their respective affiliates used herein are trademarks, service marks, or registered trade names of Environmental Impact Acquisition Corporation ("ENVI") or GreenLight, respectively, as noted herein. Any other product, company names, or logos mentioned herein are the trademarks and/or intellectual property of their respective owners, and their use is not intended to, and does not imply, a relationship, endorsement, sponsorship or future dealings with Environmental Impact Acquisition Corporation ("ENVI") or GreenLight. Participants in the solicitation GreenLight, Environmental Impact Acquisition Corporation ("ENVI") and their respective directors and certain of their respective executive officers and other members of management and employees may be considered participants in the solicitation of proxies with respect to the Proposed Business Combination. Information about the directors and executive officers of Environmental Impact Acquisition Corporation ("ENVI") is in its Form 10-K for the fiscal year ended December 31, 2020 and information about GreenLight’s directors, officers and employees can be found at www.greenlightbiosciences.com. Additional information regarding the participants in the proxy solicitation and a description of their direct interests, by security holdings or otherwise, will be set forth in the Registration Statement and other relevant materials to be filed with the SEC regarding the Proposed Business Combination. Stockholders, potential investors and other interested persons should read the Registration Statement carefully before making any voting or investment decisions. These documents, when available, can be obtained free of charge from the sources indicated above. Financial information The financial information and data contained in this Presentation is unaudited and does not conform to Regulation S-X. Accordingly, such information and data may not be included in, may be adjusted in, or may be presented differently in, any proxy statement/prospectus or registration statement or other report or document to be filed or furnished by Environmental Impact Acquisition Corporation ("ENVI") with the SEC. Some of the financial information and data contained in this Presentation has not been prepared in accordance with United States generally accepted accounting principles (“GAAP”). Environmental Impact Acquisition Corporation ("ENVI") and GreenLight believe these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to GreenLight’s financial condition and results of operations. You should review GreenLight’s audited financial statements prepared in accordance with GAAP, which will be included in a combined registration statement and proxy statement to be filed with the SEC.

Environmental Impact (ENVI) platform overview

Experienced Team with Proven Track Record

Dan Coyne, CEO

- Serves as Canaccord Genuity's Co-Head of U.S. Investment Banking and Global Head of Sustainability Investment Banking
- Helped develop CG's active Tech. & Sustainability Investment Banking teams
- 26 years of banking experience with over 250 transactions closed with a focus on growth companies

Marc Marano, CFO

- Managing Director in CG's Sustainability Investment Banking practice
- Closed 100+ transactions over past 15 years, focusing almost exclusively on Sustainability

Board of Directors



David Brewster
Co-Founder
EnerNOC



Gov. Deval Patrick
Former Governor
Commonwealth of Mass.



Dean Seavers
Chair of the Board
PG&E



Jen Pardi
Global Head of
ECM
Canaccord Genuity

Sustainability-Focused Mission

- Partner with a high-growth, market leading business, propelled by a large & growing market opportunity and a business model supporting critical Sustainability initiatives

Why GreenLight?

- Revolutionary RNA technology offers truly differentiated solutions
- Addressing multiple billion-dollar Agricultural & Health market opportunities with unique synthetic biology platform
- Compelling growth story with strong alignment with Sustainability & ESG initiatives; it is an Impact story

Shared Passion & Vision

- Multi-decade focus on Sustainability
- Advised hundreds of growth companies on strategic transactions and capital raising activities
- Deep knowledge of relevant trends and thought leadership within Sustainability
- Commitment and mission to impact the world and its population positively

Investor Presentation | © 2021 GreenLight Biosciences. All rights reserved. GreenLight confidential.
5

GreenLight Bio. & Environmental Impact - Shared mission to deliver global Impact

GreenLight Biosciences



Andrey J. Zarur, Ph.D
CEO



Susan Keefe, MBA
CFO

Environmental Impact Acquisition Corp.



Dan Coyne
CEO & President



Marc Marano
CFO

Key Highlights

- GreenLight Biosciences ("GreenLight" or the "Company") is a mission-driven synthetic biology platform developing RNA-based solutions for agriculture (plant health & pest control) and healthcare (vaccines & therapeutics) and various applications in these large segments
- GreenLight is targeting two of humanity's biggest challenges and largest economic opportunities: Food Security / Scarcity and Human Health
- GreenLight's platform is enabled by a proprietary, cell-free manufacturing process that produces high-quality RNA solutions in a more scalable, flexible and affordable manner than alternative technologies
- GreenLight and Environmental Impact Acquisition Corp. ("ENVI") are combining to build out the Company's RNA production capabilities and advance its pipeline of 14 agriculture and human health products
- Existing GreenLight shareholders will roll 100% of their equity; several have also invested in PIPE
- ENVI has $207 million of cash in trust and a PIPE of $105 million
- Pro forma enterprise value of $1.2 billion for GreenLight

ENVI is excited to be GreenLight's aligned partner in its mission to address urgent food security needs and enable a healthier and "pandemic proof" future for humanity

Investor Presentation | © 2021 GreenLight Biosciences. All rights reserved. GreenLight confidential.

6

Create Solutions to major challenges facing humanity through the rigorous application of biological sciences Deliver Innovative RNA-based products for sustainable food production and human health, with our breakthrough synthetic biology platform Reward Our shareholders, employees, and stakeholders by growing sustainably and responsibly GreenLight’s vision: Pave the way for a sustainable planet through widely available and affordable RNA

Greenlight exists to bring RNA solutions to solve some of the world’s most pressing challenges We will be 9 billion humans on earth by 2037, increasingly adopting a middle-class lifestyle. For survival of humanity and the planet, our diets must be less carbon-intense. We must stop clearing land and reduce our use of chemical pesticides and fertilizers. We must end this pandemic, prepare for the next one, and develop innovative approaches to grave diseases in underserved parts of the world. Cutting-edge medicines and healthcare should be available to all.

GreenLight’s pioneering platform offers affordable RNA solutions to the world We will enable affordable and globally scaled RNA applications in agriculture, and human health Higher Quality Agriculture-Grade Human-Grade In-vitro transcription Chemical synthesis Fermentation - not viable for RNA in agricultural or human use RNA Production Matrix More affordable Cell-based Cell-free

Cell-free dsRNA production platform with unprecedented scale and reduced dependencies

Opens a wide range of new and high-value applications for RNA in agriculture

GreenLight's dsRNA proprietary manufacturing process for Agriculture


Microbial RNA
(e.g., yeast)
Depolymerize
Enzyme
(Nuclease)
RNA Building Blocks
(NMPs)
Cell-free RNA Production
Energize & Polymerize Building Blocks
Energy
(Polyphosphate)
Instructions
(DNA Template)
Enzymes
(Kinases, Polymerase)
Recovery
dsRNA Active Ingredient
Formulation varies from product-to-product

GreenLight technology has removed barriers to RNA use in agriculture by delivering

- **Cost** less than $1/g dsRNA
- **Scale** +1,000 L batch for multi-kg-scale dsRNA
- **Product Stability** 25ºC 2 years
- **Quality, Ease of Use and Efficacy**

Agricultural RNA expertise enables new and newly accessible human health applications

Investor Presentation | © 2021 GreenLight Biosciences. All rights reserved. GreenLight confidential.
10

Our cell-free engine has overcome development and commercialization barriers for RNA We remove hurdles to implementing and scaling RNA for human, plant, and animal health Identify Bioinformatics Tools such as machine learning and proprietary algorithms identify best gene target candidates to protect food crops, design advanced medicines and vaccines for human and animal health Develop and optimize Massive parallel trials High-throughput automation enables trialing of 1,000s of distinct RNA sequences for human health and food security Scale Commercialize at competitive prices Proprietary cell-free system enables scale up of RNA manufacturing, effectively, expediently and at lower costs Rochester facility.    dsRNA installed capacity at 500 kg per year with ready expansion to 1,000 kg

Enabled by our platform, we will pursue a mix of collaborations and branded products

Cost-effective production can open up numerous categories of GreenLight products and collaborations

GreenLight's cell-free platform

Markets	**Agriculture and Food Production** Cost, scale, stability, speed, quality				**Human Health** Scale, speed, modularity		
Categories	**dsRNA** The ability to suppress protein synthesis		**Biomolecules,** including sweeteners		**mRNA** The instructions to make proteins		
Products	Insecticide $17 bn[5]	Fungicide $16.5 bn[5]	Agriculture company partnerships	Food company partnerships	Vaccines 2019: $33B[1] 2020: $93B[2]	Gene therapies 2021: $3.4B[4]	Pharma company partnerships

(1) World Health Organization and MI4A, "Global Vaccine Market Report," (2020)
(2) Fortune Business Insights, "Vaccines Market to Touch USD 105.87B by 2027," (2020)
(3) Fortune Business Insights, "Monoclonal Antibody Market to Reach USD 350B by 2027," (2020)
(4) Grandview Research: "Gene Therapy Market Size, Share & Trends Analysis Report, 2021 – 2028"
(5) AgBioInvestor - AgBioSelect Database

Investor Presentation | © 2021 GreenLight Biosciences. All rights reserved. GreenLight confidential.

12

Nine projected product launches and multiple clinical milestones through 2026

Acquisitions and in-licensing deals have potential to further boost pipeline from GreenLight's engine



2021
2022
2023
2024
2025
2026
GreenLight's cumulative TAM
$350M
~$33B
~$34B
~$40B
~$41B
Colorado Potato Beetle
Varroa Mite
Botrytis
Diamondback Moth
Fusarium
Powdery Mildew
Two Spotted Spider Mite
Covid Vaccine
Seasonal Flu
Supra-seasonal Flu
Antibody therapy
SCD Gene Therapy
Launch
P1
P2/P3

6 more agricultural programs planned for 2027 and beyond

: EPA submission

P1 P2/P3 : Clinical phase

: Partnership milestone

Investor Presentation | © 2021 GreenLight Biosciences. All rights reserved. GreenLight confidential. 13

Our Team Exceptional management team with diverse public company expertise and proven track record of success Andrey J. Zarur Ph.D CEO Charu Manocha MBA CPO Susan Keefe MBA CFO Thomas Crampton SVP & Head Corporate Affairs Carole Cobb MBA COO David Kennedy General Counsel Marta Ortega-Valle MBA CBO Human Health Mark Singleton Ph.D SVP Technologies and External Innovation, Discovery Plant Health 15 Companies founded 8 Companies taken public 100+ Years of public company experience Amin Khan Ph.D Chief Scientific Officer, Human Health

Plant and animal health platforms: Insecticides, fungicides and acaricides

Price and performance of first-ever foliar RNA product highly competitive with other premium solutions

GreenLight product pipeline will address farmer, consumer, and environmental concerns

	Product Safety	Effectiveness and use rate	Toxicity and residue	Biodiversity and pollinators
Conventional Pesticides	 Specialist PPE often required for farmers	The active ingredients in many conventional pesticides for Colorado Potato Beetle—and many for other pests—have a use rate 50x that of GreenLight and face increasing resistance by pests.	Environmental residue from chemical pesticides may endure for decades. e.g., Environmental DDT still easily detected 50 years being banned by EPA.	Biodiversity concerns prompting governments bans on many widely used conventional pesticides. EPA banned 12 pesticides as toxic to beneficials and pollinators. EU has banned all outdoor uses of the 3 largest Group 4b neonicotinoids.
GreenLight dsRNA	 Application submitted for standard handling equipment	Effective control at extremely low active ingredient use rate for our first product, Colorado Potato Beetle, at just 4 g/acre. Roughly equivalent to a spoonful of sugar spread on football field.	Proven safe for nontarget insects, mammals at use rates 100x higher than our recommended rate. Degrades in water and soil within 3 days to benign, natural nucleotides.	No toxicity in normal use to honeybees, butterflies, beneficials, or other non-target organisms.

Investor Presentation | © 2021 GreenLight Biosciences. All rights reserved. GreenLight confidential.
PLANT HEALTH 16

Program Collaborator Discovery & lab studies Greenhouse trials Confirmatory trials POC field trials Regulatory submission Expected launch year TAM Colorado Potato Beetle 2022 $350M Varroa Mite 2024 $290M Botrytis 2025 $1.2B Diamondback Moth 2025 $890M Fusarium * 2025 $950M Powdery Mildew * 2025 $1.4B Fall Armyworm 2027 $1.9B Pollen Beetle 2027 $185M Two Spotted Spider Mite * 2026 $1.1B Asian Soybean Rust * 2028 $2.0B Black Sigatoka * 2028 $2.4B Wheat Septoria 2027 $700M Vine Downy Mildew * 2028 $440M Total >$10B *In negotiations on R&D collaboration with major agribusiness(es) Rapid discovery to address emerging climate-driven farmer pain points Pipeline stretches from protecting honeybees to fresh produce and large-scale crops, a $10bn addressable market

Colorado Potato Beetles decimate fields of potatoes, eggplants, and bell peppers Untreated, 30 days 4 g of GreenLight RNA per acre Biodiversity-supporting solution to >$500M problem, from discovery to EPA submission in just four years Meets farmers’ buying criteria Equivalent efficacy to existing chemical-based treatments Cost competitive to other premium solutions Compatible with farmers’ standard operating procedures Safe to use for operators and consumers Low to no detectable residue Does not harm beneficials or pollinators Potato fields protected in 2020 field trials

While farmers benefit from effective new tool, they use standard application methods Mixed with water and sprayed using standard agricultural practice over crops, the dsRNA is used at a rate of a few grams per acre. This is less than one-tenth the rate at which conventional industrial chemicals are normally used on fields. Consumption of the dsRNA causes the Colorado Potato Beetle to stop eating the potatoes and expire from its own toxins. Mode of action Sprayed from standard water tanks, degrades within days from field Application Studies show selected dsRNA affects only the Colorado Potato Beetle, leaving other beneficials —including honeybees, butterflies, earthworms, and the closely related ladybug—unaffected. The dsRNA itself degrades within days. Environmental impact

Honeybee colony devastation threatens crops and food supply

GreenLight solution protects bees, beekeepers, and pollination-dependent crops


Varroa destructor mite on honeybee pupa

The **3 million commercial honeybee colonies** in the United States are used to pollinate more than 100 crops annually that are worth an estimated $15 billion.

Some crops, such as **almonds**, are almost entirely dependent on pollination.

The single greatest threat to honeybees, Varroa destructor mite, has been detected in up to **90% of US hives.**

The parasitic mite reproduces in hives, feeds on honeybees, and spreads disease, **destroying colonies** across North and South America, Europe, Asia, and Africa.

Popular current applications result in **bee injury and death**.

GreenLight's **RNA-based solution**, now in field trials, directly targets the Varroa mite to protect bees, beekeepers, and pollination-dependent crops.

Investor Presentation | © 2021 GreenLight Biosciences. All rights reserved. GreenLight confidential.
PLANT HEALTH 20

Saving honeybees: Rapid roadmap to commercialization

GreenLight acquired Bayer Intellectual Property portfolio that includes product to protect honeybees from Varroa mites

Projected

- GreenLight acquires from Bayer
- Input materials and formulation development
- dsRNA production and packaging validation
- GreenLight field trials in beehives
- Manufacture process and formulation locked
- Regulatory studies and registration submission
- Product branding, marketing, and consumer education
- US EPA registration
- Product launch and first full-year sales

December 10, 2020 | **Today** | **2022** | **2024**









Investor Presentation | © 2021 GreenLight Biosciences. All rights reserved. GreenLight confidential.
PLANT HEALTH
21

Human health applications: Vaccines, therapies, antibodies Solutions for pandemics and more equitable access to novel therapies for grave diseases

Human Health pipeline focused on large and significant markets

mRNA design flexibility coupled with our production capability can enable rapid development of vaccines and therapies

Application	Target	Collaborator	Early Pre-clinical	Pre-clinical	Toxicity	Clinical Development Phase 1 | Phase 2 | Phase 3	Anticipated Clinical Development Start Date
Vaccine	COVID-19 updated for VoC	ACADEMIC PARTNER	Pre-IND submitted to FDA*				H1 2022
Vaccine	Seasonal influenza	ACADEMIC PARTNER					H2 2022
Gene Therapy	Sickle Cell Disease gene	BILL & MELINDA GATES foundation Funder					TBD
Antibody Therapy	Antibody undisclosed	ACADEMIC PARTNER					TBD
Vaccine	Supra-seasonal influenza	ACADEMIC PARTNER					H1 2024

Target timing to seek development/commercialization partnership

* Candidate selected and toxicology studies to be initiated

Investor Presentation | © 2021 GreenLight Biosciences. All rights reserved. GreenLight confidential.
HUMAN HEALTH 23

GreenLight's Covid-19 vaccine candidate has strong preclinical performance

Comparable preclinical performance to other mRNA vaccines

Company	Mouse Neutralizing Ab Titer	CD4 Response	CD8 Response
GreenLight Biosciences	**~130,000** at 5µg dose Assay : Clinical Isolate	• Th1-bias • 1.5 – 3.5% of CD4 T cells producing cytokines • Very little Th2 cytokines by ELISA	5-12.5% of CD8 T cells responding to restimulation by flow cytometry
BioNTech / Pfizer	**~300** at 5µg dose Assay : Pseudovirus	• Th1-bias • Used ELISpot, not easily compared to flow cytometry • Very little Th2 cytokines by ELISA	Used a different flow cytometry assay, difficult to compare results.
moderna	**~100** at 1µg dose Assay : Pseudovirus	• Th1-bias • 0.1 – 0.2% of CD4 T cells producing cytokines • No ELISA data	0.5-1.25% of CD8 T cells responding to restimulation by flow cytometry
CureVac	**~5120** at 2µg dose Assay : Clinical Isolate	• Flow data suggests a Th1 bias, but cytokine data suggests a mixed Th1/Th2 response • ELISA data does not mirror flow cytometry well • 0.2 – 0.6% of CD4 making Th1 cytokines	5-15% of CD8 T Cells responding to restimulation by flow cytometry

Sources: Vogel, A. *et al.*"A prefusion SARS-CoV-2 spike RNA vaccine is highly immunogenic and prevents lung infection in non-human primates" (2020); Corbett, K.S., Edwards, D.K., Leist, S.R. *et al. Nature* (2020); Corbett, K.S. *et al. NEJM* (2020); Rauch, S. *et al.* "mRNA vaccine CVnCoV protects non-human primates from SARS-CoV-2 challenge infection" (2020); Rauch, S. *et al.Nature* (2021)

Investor Presentation | © 2021 GreenLight Biosciences. All rights reserved. GreenLight confidential.
HUMAN HEALTH 24

GreenLight’s Covid-19 vaccine candidate All doses of GreenLight vaccine protected hamsters against weight loss following intranasal viral challenge Our GreenLight mRNA vaccine candidate induced high levels of binding and neutralizing antibodies at all doses tested Hamster body weight change on virus challenge Neutralizing antibody levels in hamsters % BW Change from Baseline (Day 0) MEAN ± SEM Immune response protects against viral challenge

Company Agent Name Description Stage of Development GLB-flu-xx Seasonal influenza Preclinical Phase 1 projected to begin 2H 2022 BNT-161 Seasonal influenza Preclinical Phase 1 to begin 2H 2021 mRNA-1010 mRNA-1020 mRNA-1030 mRNA-1440 Seasonal influenza Seasonal influenza Seasonal influenza Avian influenza virus Phase 1 to begin in 2021 Phase 1 to begin in 2021 Phase 1 to begin in 2021 Positive Ph1 reported in 2017 CV7301 Undisclosed Seasonal influenza Universal influenza with Gates Funding Preclinical Preclinical Undisclosed Undisclosed IND enabling Phase 1 to begin in 2021 LUNAR-FLU Seasonal influenza Preclinical IND filing expected 1H 2022 mRNA Influenza vaccines in development Success of COVID-19 RNA vaccines has renewed interest in influenza

Promising GreenLight influenza vaccine candidate

High levels of antibody production and protection against viral challenge

Percentage body weight change on viral challenge



% BW Change from Baseline (Day 0)
MEAN ± SEM
Healthy
Sick
10
0
-10
-20
-30
Baseline
Cut-off for euthanasia
0 1 2 3 4 5 6 7 8 9 10
Days Post Challenge
10ug GLB quadrivalent 2 doses
1ug GLB quadrivalent 2 doses
10ug GLB quadrivalent 1 dose
Saline

Survival post-challenge with virus



Percent Survival
100
90
80
70
60
50
40
30
20
10
0
0 1 2 3 4 5 6 7 8 9 10 11 12 13 14
Days Post Challenge
GLB quadrivalent candidate
GLB HA+NA candidate
Saline

Full protection against morbidity from influenza challenge in mice, as evidenced by no loss of weight observed in vaccinated animals

Our vaccine candidates protect all mice from lethal influenza virus challenge

Investor Presentation | © 2021 GreenLight Biosciences. All rights reserved. GreenLight confidential.
HUMAN HEALTH 27

Our vision is to enable the Africa, Asia, and Latin America regions to meet local demand through local production. A global mRNA vaccine manufacturing network could dramatically increase vaccine supplies, eliminate vaccine nationalism, respond quickly to variants, and offer non-pandemic RNA manufacturing for other indications. The network is planned to be distributed and interoperable, each facility will have less reliance on international supply chains to create vaccines for locally prevalent strains while being able to offer support for other facilities should need arise. GreenLight looks to deploy its proprietary RNA manufacturing process locally using modular design concepts that can constructed off-site and set up quickly in country. The facilities will be locally operated by a team of fewer than 100 staff to produce 1 billion vaccination courses per year. GreenLight’s vision to enable a global RNA manufacturing network Globally distributed units can address vaccine nationalism, adapt to variants, and offer non-pandemic advanced therapies

Ribosome Cell Nucleus Target Target cell RNA-encoded instructions Target specific vehicle Proprietary approach for integration of wild-type beta-globin gene Can edit dividing and nondividing cells Do not require viral vectors Achieves long-lasting effect Are delivered direct to the patient Can be manufactured at scale GreenLight gene therapy architecture targeting potential solutions that: Developing proof of concept for novel RNA-based approach to gene therapy Long lived expression of wild-type beta-globin gene Initial research into promising new avenue for Sickle Cell therapy with grant from the Bill & Melinda Gates Foundation

MANUFACTURING OPERATIONS Inside GreenLight’s production site for dsRNA

GreenLight’s commercial plant for agricultural RNA began operation in Q1 2021 Rochester NY-based RNA production facility currently outfitted for 500 kg output per year

Installed commercial capacity of 500 kg per year, ready for expansion to 1,000 kg per year Rochester site infrastructure supports further expansion up to 100 metric tons per year

Dynamic workforce in place, with ready access to additional skilled labor Located in the biotech-centric Eastman Business Park, home to 100+ innovative companies Scale-up expertise and next steps

IP and collaborators

Extensive and rapidly expanding IP portfolio 145+ patents and 165+ applications RNA Platform Foundational U.S. Patents 2 1 Foundational Japan Patent 61 Foundational Apps 10 Improvement Apps Process Control and Compound Production 53 Patents 9 Applications Human Health mRNA Platform App; RNA Gene Therapy App; Covid Vaccine Payload App Pipeline: Formulations, Payloads and Raw Materials Foundational Applications 2 Sugar Platform 17 Applications Pipeline: New Pathways U.S. Patents 3 RNA Crop Protection and Bee Health 72 Applications Pipeline: New Pests, Targets, and Formulations 88 Patents Engine Patents RNA Platform Patents Sugar Platform Patents

Our partners and collaborators Life Sciences Advisors Dr. Drew Weissman Univ of Pennsylvania Luc Debruyne Former President GSK Global Vaccines Dr. Mark Dybul Former Exec Dir Global Fund Dr. Ted Ashburn Pres and CEO Oncorus Robert S. Langer MIT, Institute Professor Publicly-disclosed Collaborations Major Investors Lupa Systems

Opportunity Overview

Plant health revenue – business plan ($ in millions) $489.3 Products in market 0 0 1 2 7 8 8 GLB Product Revenue R&D Collab. Revenue Platform Mfg. Revenue $0.0 $0.6 $5.2 $18.9 $119.7 $320.7 Target gross margin of 75-90%1 for 2025 and beyond 1. Target gross margin is for products GreenLight distributes directly; gross margin may differ for products GreenLight chooses to partner

Human health revenue – business plan ($ in millions) Human health revenues largely expected in the form of royalties 1. 2021 Revenue reflects grant revenue $40.0 $181.1 $211.6 $729.5 $802.1 $749.2 $1.51

Projected corporate financial metrics 2021-2025 ($ in millions) 2021E 2022E 2023E 2024E 2025E Revenue1 $2 $41 $186 $231 $849 EBITDA1 ($114) ($190) ($11) ($23) $235 Capital Expenditures $14 $71 $52 $104 $32 Working Capital Investment $0 $69 $64 $61 $51 Non-GAAP financials based on management estimates. Modeling of EBITDA primarily reflects existing programs. Additional opportunities for investment will be considered and are not fully reflected in the EBITDA estimates.

Transaction Summary & Pro Forma Equity Ownership

Key Transaction Terms

- Assumed a $1.2 billion enterprise valuation and gross cash proceeds of $312 million, inclusive of PIPE proceeds and cash in SPAC trust
- GreenLight's current shareholders will own approximately 77% of the public company (assuming no redemptions or exercise of warrants)
- After transaction costs, GreenLight would have ~$300 million of cash available on the balance sheet to fund growth and its manufacturing expansion (inclusive of the Company's existing net cash)

Pro Forma Valuation

($ in millions except per share data)	
Share Price	$10.00
Pro Forma Shares Outstanding [1]	156.4
Equity Value	**$1,564**
Less: Net Cash from Transaction	$282
Less: Existing Net Cash on Balance Sheet [2]	$52
Implied Enterprise Value	**$1,230**

Illustrative Cash Sources & Uses

($ in millions)	$
Seller Rollover	$1,200
Estimated Cash in Trust [3]	207
PIPE Proceeds	105
Total Sources	**$1,512**
Equity Consideration to GreenLight	$1,200
Net Cash to Balance Sheet	282
Estimated Transaction Costs	30
Total Uses	**$1,512**

Post Money Ownership [4]

GreenLight Equity
120.0 million shares *(76.7% ownership)*

PIPE Investors
10.5 million shares *(6.7% ownership)*

SPAC Public Shares
20.7 million shares *(13.2% ownership)*

SPAC Founder Shares
5.2 million shares *(3.3% ownership)*


6.7%
13.2%
3.3%
76.7%

(1) Shares outstanding and ownership at close includes 20,700,000 ENVI shares outstanding, 5,175,000 ENVI Founder shares, 120,000,000 shares issued to existing GreenLight shareholders, and approx. 10,700,000 shares issued to the PIPE investors.
(2) Assumes $52 million in cash and conversion of any convertible notes, per the Company's draft unaudited financials as of 6/30/2021.
(3) Cash in trust assumes no redemptions in connection with the business combination.
(4) Post money equity ownership assumes no redemptions and excludes additions to the employee equity pool

Investor Presentation | © 2021 GreenLight Biosciences. All rights reserved. GreenLight confidential.
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Anticipated use of proceeds $282M (Estimated Cash in Trust and PIPE Proceeds) Launch pipeline of pest-protection products and first animal health product into market Expand into other biological molecules (microbials, peptides, etc.) and applications Corporate Development / General Corporate Build mRNA GMP manufacturing facility Scale R&D processes, manufacturing capacity, and capabilities Buy versus make opportunities to accelerate growth and expand product/IP portfolio Public company G&A costs Human Health Advance COVID-19 and seasonal flu vaccine candidates through clinical trials Continue R&D efforts on further therapeutics Human Health Plant Health Platform & Corporate Development

GreenLight peer benchmarking Source: Company filings and FactSet as of 8/6/21. Ginkgo 2021E EV / sales reflects 2024E revenues, and 2022E EV / sales reflects 2025E revenues based on investor presentation. Moderna 2021 EV / sales reflects EV / LTM revenues. BioNTech 2021 EV / sales reflects EV / LTM revenues. Multiples reflect 8/3/21 announcement of Sanofi definitive agreement to purchase Translate Bio at $38/share CY2022E EV / Revenue Peer average: 15.6x Peer average: 31.9x CY2021E EV / Revenue Peer average: 14.4x Peer average: 8.4x Ag & Food Production Healthcare NM (1) (2) (1) (3) 61.6x (4) (4)

Ag & Food Production Healthcare ($ in millions) ($ in millions) Healthcare EV / 2024E revenue multiple: 8.4x Ag & Food EV / 2026E revenue multiple: 14.4x Healthcare implied enterprise value: $1,781 Ag & Food implied enterprise value: $4,622 $6,403 GreenLight has significant upside potential

Applies a range of 8.0x – 8.8x to GreenLight’s 2024E Human Health revenue of $212m and 13.7x – 15.1x to its 2026E Plant Health revenue of $321m to arrive at an implied future enterprise value Multiple range based off range of Healthcare EV/CY 2024E revenue trading multiple of 8.4x +/- 5% and Ag & Food Prod. EV/CY 2026E revenue trading multiple of 14.4x +/- 5% The future enterprise value is discounted 5 years back to 2021 at a 20% discount rate to arrive at an implied discounted enterprise value Summary of approach Enterprise value Future enterprise value Discounted enterprise value EV / Revenue Metric 2026E $533m(1) Implied future enterprise value Implied discounted enterprise value Enterprise value Implied EV based on comparable companies current trading valuations Illustrative transaction valuation (Discount at 5 periods: 20%) 11.4x – 12.6x 2026E Revenue 4.6x – 5.1x 2026E Revenue ~80-82% discount $2.6bn $6.4bn $6.7bn $2.7bn $1.2bn (Implied discount rate: ~40%) ($ in billions) 2.3x 2026E Revenue $6.1bn $2.4bn Source: Company filings and FactSet as of 8/6/21. (1) Reflects 2024E Human Health and 2026E Plant Health revenues. GreenLight indicative valuation

Why invest in us? 1 Cutting edge, proven technology to democratize RNA, making it available to solve problems in the world’s most important markets: Agriculture, Food Production and Health  Synthetic biology platform capable of producing RNA at scale, underscoring power of manufacturing at scale with highly competitive cost structure Blue ocean opportunity representing $130bn in TAM across 18 products, many without meaningful competition  Multiple product development milestones expected in the next 2 years Best-in-class management team that has previously successfully scaled and commercialized biologics 2 3 4 5

Corporate contacts page: Thomas Crampton GreenLight Biosciences SVP and Head of Corporate Affairs 200 Boston Ave Medford, Massachusetts 02155

Appendix: Additional Human Health details

Proprietary GreenLight approach consolidates key processes under single roof

Modular, scalable and with reduced logistical complexity



GreenLight mRNA Human Health commercial process today
3rd Party
Capping
Nucleotides
ATP
CTP
GTP
UTP or MeΨTP
Cell-free production of mRNA
Purification
Formulation
Fill and Finish
RNA polymerase
DNA Template
Purification
Linearization Purification
Fermentation
Fermentation
Microbial strain
Microbial strain

Proprietary enzyme and fermentation processes generate required essential materials, including T7 and DNA template.

In-house processes for purification of mRNA and its formulation into an LNP.

This approach reduces interdependencies, accelerates availability of materials, and creates advantages in terms of controlled, reliable, and fast production of doses.

Investor Presentation | © 2021 GreenLight Biosciences. All rights reserved. GreenLight confidential.

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Next generation GreenLight approach further consolidates processes

Potential elements allow for additional logistical simplicity and cost reductions


GreenLight mRNA Human Health manufacturing process Next Gen
Polyphosphate
CMP → CTP
UMP → UTP
GMP → GTP
AMP → ATP
5 Kinases
Microbial strain
Capping
Nucleotides
Cell-free production of mRNA
Purification
Formulation
Fill and Finish
RNA polymerase
DNA Template
Purification
Linearization Purification
Fermentation
Fermentation
Microbial strain
Microbial strain

Investor Presentation | © 2021 GreenLight Biosciences. All rights reserved. GreenLight confidential.

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GreenLight Covid vaccine has considerable potential Endemic Covid expected to drive global vaccine demand to ~$20B in 2027 Covid-19 Challenge Our Proposed Solution Only 21 doses for every 100 people have been administered worldwide Periodic booster dose may be necessary GLB-Covid-19 variant updated vaccine candidates GLB proprietary RNA vaccine manufacturing platform Covid-19 variant updated vaccine candidate Proprietary RNA manufacturing platform Our Proposed Solution Target profile advantages compared to traditional vaccine production Integrated, scalable, proprietary manufacturing platform less dependent on key raw materials supply Small production footprint to produce billions of doses of Covid-19 vaccines or annual boosters rapidly adapted to address new variants of concern Cost-competitive, especially for middle- and low-income countries

GreenLight influenza vaccine tackles significant current problems Need for greater efficacy and shorter cycle times for seasonal vaccine updates ~$3.3B market Influenza Challenge Our Proposed Solution GLB-Covid-19 variant updated vaccine candidates GLB proprietary RNA vaccine manufacturing platform Seasonal influenza vaccine candidates Proprietary RNA manufacturing platform Our Proposed Solution Target profile advantages compared to traditional vaccine production Shorter cycle time from strain selection to vaccine production due to removal of live pathogen and egg adaptation steps Greater reliability in producing vaccine formulation that matches circulating strain as exact antigen(s) is encoded Timely scalable production in case of pandemic influenza strain is possible Potential for higher efficacy with novel antigen design Mismatch between vaccine strains and circulating seasonal strains due to strain selection occurring ~6 months prior to human dosing The egg-based production process of current influenza vaccines often cause viral mutations that result in reduced efficacy Slow in a pandemic response setting due to inadequate supply of chicken eggs Typical efficacy is ~40-70%

Appendix: Summary Risk Factors

Summary Risk Factors Risks relating to the proposed business combination: GreenLight has a limited operating history, which makes it difficult to evaluate our current business and prospects and increases the risk of investment. We have a history of net losses, and we may not achieve or maintain profitability. If we do not develop and introduce new products that obtain regulatory approval and achieve market acceptance, we will not be able to generate or grow revenues. We will incur significant expenses to develop products and cannot assure you that we can achieve a return on that investment. We face significant competition and many of our competitors have substantially greater financial, technical, supply chain and other resources than we do. Our business, financial results and reputation in the marketplace may suffer upon the loss of a significant customer or partner. Our ability to bring agricultural products to market successfully depends on achieving and maintaining the price competitiveness of RNA anticipated to be produced by our RNA platform. We are subject to numerous and rapidly changing federal, state, local and international laws and regulations related to our products, and the failure to comply with any of these laws and regulations, or failure to comply with new or changed laws and regulations, could adversely affect our business and our financial condition. Information technology systems are critical to our business and interruptions, or security incidents associated with those systems could cause significant disruption to our business as well as financial and reputational harm. Loss of key personnel could delay our programs, harm our development efforts and adversely affect our business and results of operations.

Summary Risk Factors Risks relating to the proposed business combination (cont’d): The unpredictability of the spread and treatment of the SARS-CoV-2 virus and its variants could materially harm our business prospects. Intellectual property rights including patents and patent applications involve highly complex legal and factual questions, which, if determined adversely to us, could negatively impact our competitive position or ability to bring products to market or cause us to incur liabilities. We do not and will not seek to protect our intellectual property rights in all jurisdictions and we may not be able to adequately enforce our intellectual property rights in those jurisdictions where we do seek protection. The anticipated size of the addressable markets for our products may not materialize. Our projections are subject to significant assumptions and we may not achieve them and our future results could be materially different than anticipated. A material weakness in financial controls resulted from the classification of the ENVI warrants as components of equity instead of as derivative liabilities and the ENVI warrants have been reclassified as a step to remedy the material weakness. If we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control over financial reporting, this may result in material misstatements of our consolidated financial statements or failure to meet our periodic reporting obligations. Our results of operations and financial condition are subject to management’s accounting judgments and estimates, as well as changes in accounting policies. We will incur increased costs as a result of operating as a public company, and our management will devote substantial time to new compliance initiatives.

Summary Risk Factors Risks relating to the proposed business combination (cont’d): The consummation of the merger is subject to a number of conditions and if those conditions are not satisfied or waived, the merger agreement may be terminated in accordance with its terms and the merger may not be completed. If the Merger benefits do not meet the expectations of investors or securities analysts, the market price of ENVI’s securities or, following the consummation of the Merger, the combined company’s securities may decline. Potential legal proceedings in connection with the Merger, the outcomes of which are uncertain, could delay or prevent the completion of the Merger. If ENVI’s due diligence investigation of the Company’s business was inadequate and material risks are not uncovered, stockholders of ENVI following the Merger could lose some or all of their investment. New GreenLight’s stock price may change significantly following the merger and you could lose all or part of your investment as a result. Because there are no current plans to pay cash dividends on New GreenLight Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it. Future sales, or the perception of future sales, by New GreenLight or its stockholders in the public market following the merger could cause the market price for New GreenLight Common Stock to decline. Certain of New GreenLight’s stockholders, including the Sponsor, may engage in business activities which compete with New GreenLight or otherwise conflict with New GreenLight’s interests. There is no guarantee that a ENVI public stockholder’s decision whether to redeem their shares for a pro rata portion of the Trust Account will put such stockholder in a better future economic position. Redemptions by ENVI public stockholders will result in less funding being available to New GreenLight and may cause a condition to the merger to fail.